NEWS

Organic To Go Closes $5 Million Convertible Debt Financing
With Inventages Whealth Management

SEATTLE, Wash, February 20, 2009  — Organic To GoTM (OTCBB: OTGO) announced today that it has closed the sale of the previously announced $5 million secured convertible promissory note to Inventages Whealth Management, Inc., one of the world's largest life-sciences, nutrition and wellness focused venture capital funds with $1.5 billion under management.

In addition to the $5 million note, as part of the agreement:
•	Inventages converted $10 million of existing notes into Common Stock of the Company.
•
The maturity date of the $3 million note which was issued to Inventages on December 2, 2008 has also been extended until March 17, 2010, to coincide with the maturity date of the current $5 million secured convertible promissory note.

Changes to the Board of Directors
Also as part of the agreement, effective February 19, 2009:
•
Four members of the seven person Board of Directors of Organic To Go (Dave Smith, Roy Bingham, Peter Meehan and Douglas Lioon) have resigned.  Remaining on the Board of Directors are Jason Brown, Hass Hassan and Dr. Gunnar Weikert.

•	Dr. Wolfgang Reichenberger was appointed to the Board effective immediately.

Dr. Reichenberger is a partner of Inventages Whealth Management, Inc.   Prior to Inventages, Dr. Reichenberger served as CFO of Nestlé, the world's largest food and beverage company, from 2001-2005. Dr. Reichenberger held several senior level management positions in operations in the US, Asia, and South America in his 29 year career at Nestlé prior to becoming CFO. Organic To Go will benefit significantly from Dr. Reichenberger’s vast experience.  Dr. Reichenberger commented, “The Organic To Go business model of delivering tasty organic fresh food through different channels excited me since we first invested in the company. It makes sense in good times and also under difficult economic circumstances. I look forward to bringing Inventages’ and my own experiences to the team at Organic To Go.”

Jason R. Brown, CEO said, “While our foodservice sector has clearly experienced unique challenges due to the current macro economic headwinds, our core customers have remained loyal and we believe as the economy turns positive there will be an even greater appreciation for having a delicious clean food option within the business community. By making this latest investment, our largest investor, Inventages (which includes Nestlé as its largest investor), has again concretely demonstrated its belief in and willingness to support Organic To Go’s business model and our long-term growth potential.

“We, the continuing board of directors, extend our sincere gratitude and appreciation to Dave, Roy, Peter and Doug for their invaluable contributions.  As founding board members of Organic To Go, these men drew upon their extensive business experience and provided the real-world insights that helped us to shape and refine what became the country’s first casual chain to be certified organic and is now operating in four geographic regions in the US. Together, we pioneered and then built a solid foundation from which Organic To Go will continue to further develop and grow.   I am personally truly proud of what we created together.  I look forward to further building our Company with the guidance and insights that I am certain Hass, Gunnar and Wolfgang will provide as they tap into their respective deep experience in the food & beverage and retail sectors.  We are excited and confident that their contributions will be significant as our Company continues to mine the many opportunities before us in our core business - cafés and catering - feeding people delicious, fresh prepared food where they work and go for higher education.”

About Inventages
Inventages Whealth Management, Inc. (www.inventages.com) is one of the largest Venture Capital/Private Equity firms specializing in life sciences, nutrition and wellness with more than $1.5 billion under management. Inventages’ investment focus includes health and wellness, innovative food, nutrition, nutraceuticals, medical food, cosmeceuticals and pharmaceuticals. The company operates out of three offices around the globe, in Geneva, Auckland and Nassau.

-Continued-

About Organic To Go
Based in Seattle, Organic To Go is the nation’s first fast casual café chain to be certified organic by the USDA with locations in Seattle, Los Angeles, San Diego and the Washington, DC metropolitan area. Organic To Go’s delicious organic food is currently available in more than 170 locations including 33 cafés, more than 120 wholesale locations, 15 universities, 9 locations at Los Angeles International Airport and one franchise café scheduled to open soon at the San Diego International Airport. The company’s multi-channel business model includes Retail, Corporate Catering and Wholesale operations. Organic To Go’s mission is to become the leading branded provider of certified organic and natural, soups, salads, sandwiches, pizzas, entrees and other food products to corporate, university and other institutional customers in selected urban areas nationwide. All Organic To Go fare is always natural, free of harmful chemicals and created with care. For more information, visit www.organictogo.com.

This press release includes statements that may constitute "forward-looking" statements.  Forward-looking statements include statements that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the words “estimate,” “project,” “intend,” “forecast,” “anticipate,” “plan,” “planning,” “expect,” “believe,” “will,” “will likely,” “should,” “could,” “would,” “may”  or words or expressions of similar meaning.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, acceptance of the company's current and future products and services in the marketplace, the ability of the company to develop effective new products and receive regulatory approvals of such products, competitive factors, dependence upon third-party vendors, and other risks detailed in the company's periodic report filings with the Securities and Exchange Commission.  By making these forward-looking statements, the company undertakes no obligation to update these statements for revisions or changes after the date of this release.

IR Contact: Terri MacInnis, Bibicoff + MacInnis, Inc. terri@bibimac.com 818.379.8500